Exhibit 99.1

News Release

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

LATTICE SEMICONDUCTOR REAFFIRMS
GUIDANCE FOR FIRST QUARTER

HILLSBORO, OR - March 15, 2007 - Lattice Semiconductor (NASDAQ: LSCC) today announced its business update for the first quarter of 2007.

The Company reaffirms prior first quarter guidance as follows:

•                  Sequential quarterly revenue is expected to decline 2%-7%;

•                  Gross margin percentage is expected to be flat, plus or minus 1%;

•                  Total operating expenses are expected to be approximately $36 million, which includes an estimated $1.3 million of stock-based compensation expense;

•                  Intangible asset amortization is expected to be approximately $2.7 million; and

•                  Other income is expected to be approximately $3.5 million.

No conference call will be held in conjunction with this guidance update.

The foregoing business update contains forward-looking statements. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as pricing pressures, competitive actions, the demand for our products, and our ability to supply products to customers in a timely manner.  Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and other risks that are described from time to time in our filings with the Securities and Exchange Commission.  The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver  “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high-performance, non-volatile and low-cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets.  For more information, visit http://www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.